Analytical Asset Management, L.L.C.
                        1124 South Braddock Ave, Suite B
                              Pittsburgh, PA 15218
                    Tel: (412) 731-3808 / Fax: (412) 731-4835


                                                                   July 25, 2001


Dear Stockholders of the Asia Pacific Fund, Inc (the "Fund"):

     As you may know, Analytical Asset Management, LLC (the "Proponent") filed a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission on July 10, 2001 in connection with the Fund's 2001 Annual Meeting of Stockholders scheduled for August 8, 2001 (the "2001 Annual Meeting"). The Proponent intended to seek proxies from the Fund's stockholders with respect to several matters, including the election of three representatives to the Fund's Board of Directors and amendments to the Fund's Bylaws. This letter is to inform you that the Proponent has opted not to send its own proxy materials and solicit proxies for the 2001 Annual Meeting. The primary reason that the Proponent has elected not to go forward with its proxy solicitation is that the Fund has indicated in writing that it will not recognize our nominees as Directors of the Fund even if the stockholders elect us. We would like to explain to you why we have made this decision.

     First, we summarize below some of the key points in our communications with the Fund regarding our proposed slate of nominees to the Board. The Proponent has met all the deadlines imposed by the Fund to include our slate of directors on the Fund's proxy; however, the Fund has disputed our position.

     o On March 22, 2001, prior to the deadline established by the Fund's Bylaws for submitting nominations to the Board of Directors, the Proponent sent a letter to the Fund nominating Mr. Henry Laurent and Dr. Gunduz Caginalp to the Board of Directors pursuant to Article II, section 12 of the Fund's Bylaws.

     o On March 26, 2001, the Fund requested that the Proponent provide it with additional information regarding these nominees' qualifications for nomination under Article III, section 1( c) of the Fund's Bylaws.

     o By March 27, 2001 the Proponent sent the Fund all of the information requested by the Fund regarding these nominations to the Board.

     o The Fund responded after close of business on March 27, 2001 by requesting that additional information on the qualifications of the Proponent's nominees be sent to the Nominating Committee prior to its meeting at 8 a.m. the following day. The Fund's letter also noted it was not able to find our names on the Fund's stockholder list.

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     o    The Proponent responded within a few hours with additional information as to the nominees' qualifications, as requested by the Fund, and noted that the Proponent's shares were held in the usual way in a brokerage account.

     o The Fund rejected the nominations by letter dated April 4, 2001 on the grounds that the Proponent was not a "stockholder of record," and the nominees' qualifications (under Article III, section 2(c) of the Fund's Bylaws) were not considered. Although we provided the Fund with letters from our brokerage (where our shares are held in a brokerage account) that indicated clearly that, according to their records, we were "stockholders of record," the Fund's position did not change.

     o The Fund filed its proxy materials on July 2, 2001. When we received our copy of the Fund's proxy statement, we noted that the Fund had increased the size of its Board by adding one Board seat. Consistent with the Fund's By-Laws, we informed the Fund within ten days after we became aware of the increase that the Proponent wished to propose an additional nominee, Mr. Peter K. Blume, for the Board. The Proponent filed its preliminary proxy materials on Schedule 14A, intending to solicit proxies for its own nominees and proposals.

     o On July 11, 2001 the Fund wrote to the Proponents (with a copy sent to the SEC) indicating that two of the Proponent's three nominees named in the Proponent's preliminary proxy were not timely proposed in accordance with the Fund's Bylaws and therefore would not be permitted to be presented to stockholders at the 2001 Annual Meeting, but did not explicitly mention the "stockholder of record" issue. The Fund further stated that the Proponent may be permitted to nominate one person for the newly created seat, but the Fund also requested additional information so that it could determine whether any of the nominees were "qualified" under Article III, section 2(c) of the Fund's Bylaws. The Proponent responded to the Fund's letter by stating that it had in fact submitted the first two nominations prior to the March 23, 2001 deadline and had submitted information regarding the nominees' qualifications. The Proponent also provided additional information regarding the third nominee's qualifications.

     o On July 20, 2001, the Proponents sent a letter to the Fund asking that the Fund agree to seat the Proponent's three nominees if elected. The Fund responded on July 23, 2001 by stating that it did not agree with the Proponent's position that all three nominations had been timely and properly made. The Fund indicated that none of our nominees would be seated on the Board even if elected by the requisite stockholder vote. From our perspective, after possessing the first two nominees' qualifications for 3 1/2 months, and our refutation of the "stockholder of record" arguments for 3 days, the Nominating Committee only then decided that none of the nominees were qualified under
          Article III, section 2(c). We believe that the Fund's position is contrary to the facts and a simple reading of the Bylaws. In fact, the Fund even stated with regard to one of our nominees that it had concluded that his "qualifications" were not consistent with the "intentions" of the Fund's By-Laws.

     o Our proxy statement also included two additional proposals relating to the Fund's Bylaws. You may not be aware that the Fund's Bylaws provide that the Bylaws may only be amended, repealed or adopted by the Board; the stockholders have

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          no ability whatsoever to change the Bylaws. As a result, the Board has adopted a series of provisions that make it extremely difficult for the stockholders to propose and elect their own representatives to the Board. The Proponent had sought to change this status through two proposals, one of which would give the stockholders the power to amend the Bylaws and the second of which would eliminate the highly technical and restrictive qualifications for Directors. The Fund in its July 11 letter, however, indicated that these two proposals to amend the Bylaws would not be enacted even if they received the vote of a majority of the stockholders because the Fund did not consider these proposals to have been timely made. As a result, we would have no opportunity to present any proposals other than the Proponent's proposal that is already included as Proposal No. 2 on the Fund's proxy. Consequently, the Proponent has decided not to solicit its own proxy because of these regrettable actions by your Fund.

We believe that the issues discussed above have the effect of depriving you of a fundamental choice. Within the last few year the Fund's Board has used its power to amend the By-Laws by adopting overly restrictive, highly technical requirements for such fundamental stockholder rights as calling special meetings and nominating stockholders' own representatives to the Board, and has also imposed a set of qualifications that are designed to exclude qualified individuals who are not part of Management. We further believe that it is essential that we stockholders recognize that by reducing our rights, the Fund is reducing our voting power, and consequently the value of our equity. The actions of the Board to exclude the Proponent's nominees (and other capable stockholders) and to continue to hold for themselves the unilateral power to amend the Bylaws have left stockholders with few options to regain their basic rights.

We urge you to vote in favor of Proposal No.2 on the Fund's Proxy.

Please call Henry Laurent at (412) 731-3808 if you have any questions.

Sincerely,




Henry Laurent
Chief Investment Officer